CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of our report dated January 28, 2013, relating to the financial statements and financial highlights which appear in the November 30, 2012 Annual Reports to Shareholders of the Nuveen Energy MLP Total Return Fund which appears in such Registration Statement. We also consent to the references to us under the heading “Financial Highlights”, and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Chicago, Illinois

August 30, 2013